EXHIBIT 4.7

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into effective as of December 28, 2016, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

A.Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2014, as amended from time to time (the “Credit Agreement”) and that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Bank and Borrower dated September 18, 2012, as amended from time to time (the “Standby Letter of Credit Agreement”).

B.Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Subsection 1.1(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 1, 2018, not to exceed at any time the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) (“Line of Credit”), the proceeds of which shall be used to finance working capital for Borrower.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 28, 2016 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.”

2.Subsection 1.5(d) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(d)Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to the Applicable Percentage per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by the Bank and shall be due and payable by Borrower in arrears on the first day of each quarter, with “Applicable Percentage” defined as (i) thirty-five one hundredths of one percent (0.35%), with respect to the fee due and payable on January 1, 2017 (for the quarter ended December 31, 2016), and (ii) three hundred seventy-five one thousandths of one percent (0.375%), with respect to fee(s) due and payable each quarter thereafter.”

3.Section 1.7 of the Credit Agreement is hereby amended to add the following paragraph immediately prior to the last paragraph thereof:

“Borrower shall reimburse Bank for the costs of collateral exams, audits or inspections conducted by Bank or on behalf of Bank at the current rates established from time to time by Bank, together with all out-of-pocket costs and expenses.”

4.Section 4.3(d) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(d)[Intentionally Omitted];”.

5.Section 4.3(h) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(h)promptly upon Borrower’s receipt thereof each quarter, a true and correct copy of the most recent actuarial consultant’s report provided to Borrower; and”.

6.Section 4.9(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“(a)EBITDA not less than (i) $22,000,000 as of the fiscal quarter ending March 31, 2017, and (ii) $25,000,000 as of each fiscal quarter end thereafter, in each case determined on a rolling 4-quarter basis, with “EBITDA” defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.”

7.The following is hereby added to the Credit Agreement as Section 4.14:

“SECTION 4.14.COLLATERAL AUDITS.  Permit Bank to audit all Borrower’s collateral required hereunder, with such audits to be performed from time to time at Bank’s option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank’s costs and expenses of each audit to be reimbursed in full by Borrower.  Bank shall not be required to share the results of the audit(s) with Borrower or any third party.”

8.Section 5.3 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.3.  OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) purchase money indebtedness (including capitalized leases) for the acquisition of assets, provided that the aggregate of all purchase money indebtedness does not exceed $1,000,000 at any time, and (c) any other liabilities of Borrower or any of the Affiliates existing as of, and disclosed to the Bank prior to, the date hereof; provided, however, that if Borrower or any of the

Affiliates incurs indebtedness or becomes liable to any third party to the extent permitted hereunder, neither Borrower nor any of the Affiliates shall enter into any agreement with such other party that prohibits Borrower or any of the Affiliates, as the case may be, from incurring indebtedness with Bank or any affiliate of Bank or that prohibits Borrower or any of the Affiliates from granting Bank or any affiliate of Bank a lien on any real or personal property owned by Borrower or any of the Affiliates, as the case may be.”

9.Section 5.7 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.7.  [Intentionally Omitted].”

10.Section 5.9 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.9.  [Intentionally Omitted].”

11.The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than December 31, 2016:

(a)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Amendment; and

(ii)Line of Credit Note;

(iii)First Modification to Promissory Note (Term Note 1);

(iv)	Corporate Resolutions and Certificate of Incumbency—Third Party (AICE); and
(v)	Such other documents as Bank may require under or in connection with any other section of this Amendment.

(b)Other Fees and Costs.  In addition to Borrower’s obligations under the Credit Agreement, Standby Letter of Credit Agreement, and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

12.In consideration of Bank’s extension of the maturity date under Term Note 1, and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $2,000.00.

13.The promissory notes or other instruments or documents executed in connection with the credit(s) subject to the Credit Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest.  In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

14.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.  Electronic delivery of a signature to this Amendment shall constitute an original signature.

15.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC. By: /s/ Gary Edwards Kramer, Jr. Name:Gary Edwards Kramer, Jr. Title:Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Julie R. Wilson Name:Julie R. Wilson Title:Vice President

THIRD PARTY PLEDGOR’S CONSENT AND REAFFIRMATION

The undersigned third party pledgor of assets to secure certain indebtedness of BARRETT BUSINESS SERVICES, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby:  (i) consents to the foregoing Amendment; (ii) reaffirms its grant of a security interest in certain of its assets as specified more particularly in that certain Second Amended and Restated Third Party Security Agreement: Specific Rights to Payment dated as of December 29, 2014, and that certain Security Agreement (Financial Assets) dated as of August 27, 2015 (collectively, as amended, the “Security Agreements”); and (iii) reaffirms its obligations under each of (A) the Security Agreements, and (B) that certain Securities Account Control Agreement (WFS, LLC – Trading Prohibited) dated as of August 27, 2015 between the undersigned, Bank and Wells Fargo Securities, LLC, as amended.

PLEDGOR:

ASSOCIATED INSURANCE COMPANY FOR EXCESS,

an Arizona corporation

By: /s/ Gary Edwards Kramer, Jr.

Name: Gary Edwards Kramer, Jr.

Title: Vice President and Treasurer